Exhibit 5.1
[Letterhead of Clifford Chance LLP]

[•] 2007

To:	Barclays PLC (the “Company”) 1 Churchill Place London E14 5HP United Kingdom
Dear Sirs
Barclays PLC — Proposed merger with ABN AMRO Holding N.V. (“ABN”) by way of an exchange offer (the “Transaction”) and the proposed issue of new ordinary shares in the capital of the Company
1.   General
1.1 We have acted as English legal advisers to Barclays PLC in connection with the proposed issue of ordinary shares of 25 pence each in the capital of the Company (“Ordinary Shares”) comprising the issue by the Company of up to [6,114,529,347] new Ordinary Shares (“New Shares”), in connection with the proposed exchange of 2.13 New Shares and €13.15 in cash in exchange for each outstanding ordinary share of ABN (the “Exchange Offer”). Application will be made to the Financial Services Authority (the “FSA”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the New Shares to be admitted to the Official List of the FSA and to trading on the London Stock Exchange’s main market for listed securities (“Admission”).
1.2 We have, at the request of the Company, prepared this letter addressed to the Company.
1.3 Headings in this letter are for ease of reference only and shall not affect its interpretation.
1.4 This letter and the opinions given in it are governed by and given on the basis of English law as currently in force or applied at the date of this letter. For the purpose of this letter, we have made no investigation of the laws of any jurisdiction other than England and Wales and, accordingly, in this letter no opinion is expressed as to the laws of any other jurisdiction.
1.5 For the purpose of preparing this letter, we have reviewed only a copy of the Memorandum of Association and Articles of Association of the Company certified by the Deputy Secretary of the Company as a true and complete copy of the original document and we have assumed such documents are complete, accurate and conform to the originals which themselves are genuine. The opinions given in this letter are given on the basis of the assumptions (made without investigation), and are subject to the reservations, set out herein.
1.6 The opinions given in this letter are only given in connection with the preparation and filing of a registration statement on Form F-4 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, (the “Securities Act”) in connection with the Exchange

Offer and filed with the United States Securities and Exchange Commission on [•] 2007 and, more particularly, for the purpose of inclusion of this letter as an exhibit to the Registration Statement. Accordingly, this opinion is strictly limited to the matters stated in paragraph 2.1, and is not to be read as extended, by implication or otherwise, to any other matters. We express no opinion as to any tax matter.
2.   Opinion
2.1 On the basis of the assumptions and subject to the reservations set out herein, and to any matters not disclosed to us, and having regard to such considerations of the laws of England and Wales as currently in force or applied as at the date of this letter (as we consider relevant), we are of the opinion that, subject to
(1)	shareholder approval by the requisite majority at a duly convened and quorate extraordinary general meeting of the holders of existing Ordinary Shares of the resolutions set out in the circular to be sent to such holders containing, amongst other things, a notice convening an extraordinary general meeting of the Company,
(2)	at Admission such shareholder resolutions being in full force and effect and not having been amended or revoked,
(3)	the directors of the Company acting in good faith and in the best interests of the Company,
(4)	the directors validly resolving to allot the New Shares at a duly convened and quorate meeting of the board of directors of the Company (or a duly authorised committee thereof) and
(5)	at Admission such board resolutions being in full force and effect and not having been rescinded or amended, at Admission all of the New Shares shall have been duly and validly authorised and issued, fully paid or credited as fully paid (subject to the transfer of valid consideration to the Company for the issue thereof in connection with the Exchange Offer) and no further amounts shall be payable to the Company in respect of the issue thereof.
2.2 Neither this opinion nor its contents may be transmitted or disclosed to, or filed with any other person, nor quoted nor referred to in any document nor used for any other purpose whatsoever, without our prior written consent.
2.3 This letter is provided in relation to the Registration Statement and we hereby consent to the filing of this opinion as an exhibit thereto and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act.
2.4 This letter may not be relied upon by you for any other purpose and may not be read as extending by implication to any other matters. Furthermore, this letter is given to you on the basis that any limitation on the liability of any of your other advisers, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.
Yours faithfully
Clifford Chance LLP